Exhibit 99.12

Dated 9 September 2009

VIRGIN ENTERTAINMENT INVESTMENT HOLDINGS LIMITED

and

CREDIT SUISSE INTERNATIONAL

SECURITY INTEREST AGREEMENT (CUSTODIAN RIGHTS)

TABLE OF CONTENTS

1 Definitions and Interpretation	1

2 Covenant to Pay	3

3 Creation of Security Interest	3

4 Discharge	4

5 Representations and Warranties	4

6 Covenants	6

7 Lien	7

8 Authority	7

9 Events of Default	8

10 Enforcement by the Bank	8

11 Further Assurance and Power of Attorney	9

12 Security Continuing and Independent	10

13 Remedies and Waiver	11

14 Fees, Costs and Expenses	11

15 Suspense Account	11

16 Illegality	12

17 Amalgamation and Consolidation	12

18 Conversion of Currency	12

19 Amendment and Waiver	12

20 Assignment	12

21 Notices	12

22 Counterparts	13

23 Process Agent	13

24 Governing Law and Jurisdiction	13

SCHEDULE 1	15

THIS AGREEMENT is made on 9 September 2009

BETWEEN:

(1)
VIRGIN ENTERTAINMENT INVESTMENT HOLDINGS LIMITED, a company incorporated under the laws of the British Virgin Islands and having its registered office at Craigmuir Chambers, PO Box 71, Road Town, Tortola, British Virgin Islands (the “Debtor”); and

(2)	CREDIT SUISSE INTERNATIONAL, a company incorporated in England with a registered address of One Cabot Square, London E14 4QJ (the “Bank”).

RECITALS:

(A)	The Debtor and the Bank have entered into certain of the Finance Documents (as defined below).

(B)
The Debtor wishes to enter into this agreement for the purposes of creating security interests under the Law over, amongst other things, the rights, title and interest of the Debtor in a contract entered into with the Custodian.

IT IS AGREED AS FOLLOWS:

1           Definitions and Interpretation

1.1	In this agreement, words and expressions shall, except where the context otherwise requires, have the meanings given to them in the Finance Documents.

1.2	In this agreement, the following words and expressions shall, except where the context otherwise requires, have the following meanings:

“Cash Account” means the bank account at the Custodian in the name of the Debtor numbered 348242 and any sub-account or any substituted account;

“Collateral” means the Contract Rights, together with all other present or future rights of whatever nature owed to the Debtor by Deutsche Bank International Limited in its capacity as custodian or nominee outside the Custodian Agreement in respect of the property comprising the Securities, and the Cash Account;

“Contract Rights” means all rights, title and interest, present and future, of the Debtor in or pursuant to the Custodian Agreement, including, without limitation, all and any right or power of the Debtor to require the Custodian to deliver or redeliver, or, where the Custody Assets are held by the agents or nominees of the Custodian, to procure that such agents or nominees deliver or redeliver to the Debtor title to and possession of the Custody Assets;

“CSD” means the ISDA credit support deed dated on or about the date hereof between the Debtor and the Bank;

“Custodian” means Deutsche Bank International Limited in its capacity as custodian pursuant to the Custodian Agreement and any successor custodian;

“Custodian Agreement” means a custodian agreement dated 8 September 2009 between the Debtor and the Custodian;

“Custody Account” means the custody account with the Custodian in the name of the Debtor identified by account number 80348242 and any sub-accounts or substituted accounts;

“Custody Assets” means any and all property held by the Custodian or its agents or nominees in the Custody Account for or to the order of the Debtor pursuant to the Custodian Agreement including, without limitation:

(a)	the Securities; and

(b)	the Cash Account;

“Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, title retention, security interest, trust arrangement or any other agreement or arrangement which has the effect of creating security;

“Events of Default” means any of the events or circumstances specified in clause 9;

“Finance Documents” means the ISDA Master Agreement, the CSD, the Forward Confirmation, this agreement, and any related ancillary documents (including, for the avoidance of doubt, the notice and acknowledgement given pursuant to this agreement);

“Forward Confirmation” means the ISDA confirmation dated on or about the date hereof between the Debtor and the Bank evidencing a forward transaction under the ISDA Master Agreement;

“ISDA Master Agreement” means the ISDA master agreement and the related schedule, each dated as of the date hereof and made between the Debtor and the Bank;

“Law” means the Security Interests (Jersey) Law 1983;

“Secured Obligations” means all present or future obligations and liabilities (whether actual or contingent, joint or several or as principal, surety or in any other capacity) of or due by the Debtor to the Bank pursuant to the Finance Documents;

“Securities” means the Virgin Media Inc. (Exchange Symbol: “VMED”) shares held in the Custody Account from time to time; and

“Security Period” means the period commencing on the date hereof and ending on the date upon which the Bank has determined that all of the Secured Obligations have been irrevocably paid, performed and/or discharged in full.

1.3	In the interpretation of this agreement, the following provisions apply save where the context requires otherwise:

(a)	the Bank shall be the “secured party”, the Debtor shall be the “debtor”, and the Events of Default shall be the “events of default” for the purposes of the Law;

(b)
where references are made to the Bank holding title to or possession of the Collateral or any part thereof such references shall include any person holding title to or possession of the Collateral or any part thereof on the Bank’s behalf other than the Debtor or some person on behalf of the Debtor;

(c)
references to the Bank include its successors, assignees and transferees. References to the Custodian and to Deutsche Bank International Limited, respectively include its successors and assignees. References to the Debtor include its successors, permitted assignees and permitted transferees, if any;

(d)	words and expressions not otherwise defined in this agreement shall be construed in accordance with the Law;

(e)
except where the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting a gender include every gender and references to persons include bodies corporate and unincorporate;

(f)
references to recitals, clauses and schedules are, unless the context otherwise requires, references to recitals and clauses hereof and schedules hereto and references to sub-clauses are, unless otherwise stated, references to the sub- clause of the clause in which the reference appears;

(g)
the recitals and the schedules form part of this agreement and shall have the same force and effect as if they were expressly set out in the body of this agreement and any reference to this agreement shall include the recitals and the schedules;

(h)
any reference to this agreement or to any agreement or document referred to in this agreement (including, without limitation, the Custodian Agreement) shall be construed as a reference to such agreement or document as amended, varied, modified, supplemented, restated, novated or replaced from time to time;

(i)
any reference to any statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to such statute or statutory provision as the same may have been or may be amended, modified, extended, consolidated, re-enacted or replaced from time to time; and

(j)	clause headings and the index are inserted for convenience only and shall not affect the construction of this agreement.

2	Covenant to Pay

The Debtor hereby covenants with the Bank to pay and/or discharge the Secured Obligations, in the manner and at the time provided for in the Finance Documents.

3	Creation of Security Interest

3.1
As a continuing security for the payment, performance and discharge of the Secured Obligations, so that the Bank shall have a first priority security interest in the Collateral pursuant to the Law, the Debtor hereby assigns, transfers and/or otherwise makes over to the Bank all right, title, interest and benefit, present and future in and to the Collateral.

3.2
The Debtor hereby undertakes to the Bank that contemporaneously with the execution of this agreement, it shall execute and deliver to the Custodian a notice materially in the form set out in Schedule 1 and shall procure that the Custodian executes and delivers to the Bank an acknowledgement materially in the form set out in Schedule 1.

3.3
The Bank agrees not to exercise the Contract Rights to instruct the Custodian to sell, liquidate, transfer or otherwise withdraw any of the Custody Assets from the arrangements contemplated by the Custodian Agreement unless and until an Event of Default occurs, or as otherwise permitted under the Finance Documents.

4	Discharge

Upon the expiry of the Security Period:

(a)
the Bank shall, at the request and expense of the Debtor provide the Debtor (with a copy provided to the Custodian) with a certificate of discharge in compliance with the Law in such form as the Bank and the Debtor shall determine; and

(b)
the Bank shall at the request and cost of the Debtor release, reassign or discharge (as appropriate) the Collateral from or free from the security interests created by this agreement (with notice provided to the Custodian).

5	Representations and Warranties

5.1	The Debtor hereby represents and warrants to the Bank that:

(a)
the Debtor is a body corporate duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and all corporate and other action required to authorise the execution of this agreement and the perfection of the security intended to be created pursuant to clause 3.1 has been duly taken;

(b)	the Debtor has capacity to enter into this agreement and to exercise its rights and perform its obligations hereunder;

(c)
this agreement constitutes the legal, valid and binding obligations of the Debtor, enforceable against the Debtor in accordance with its terms, subject to and in accordance with the Law, except as enforcement may be subject to limitations arising from (to the extent the following are applicable) bankruptcy, liquidation, insolvency, administration, reorganisation, moratorium, reconstruction and other terms and general principles (equitable or otherwise) relating to or affecting the enforcement of creditors' right;

(d)
the entry into this agreement by the Debtor and the performance by it of its obligations hereunder, including, so far as the Debtor is aware, the enforcement of the security constituted by this agreement, do not and will not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its constitutive documents; or

(iii)	any agreement or instrument binding upon it or any of its assets;

(e)	the Debtor has obtained all governmental and other consents, authorisations or permissions necessary for it:

(i)	to enter into this agreement and perform its obligations hereunder; and

(ii)	to enable it to create the security interests pursuant to this agreement and to ensure that such security interests have the priority and ranking that they are expressed to have;

(f)	the Debtor is able to pay its debts as they fall due and will not become unable to do so as a consequence of entering into this agreement;

(g)
the Debtor is not insolvent or bankrupt under the laws of any jurisdiction (including, without limitation, “bankrupt” as defined in the Interpretation (Jersey) Law 1954) and has not, in any jurisdiction, commenced or had commenced against it any proceedings or other actions for or indicative of insolvency or bankruptcy;

(h)
this agreement shall, upon the assignment of title to the Collateral to the Bank and the giving of notice as contemplated by clause 3.2, constitute a valid first priority security interest in respect of the Collateral under Article 2(6) of the Law;

(i)	no Event of Default has occurred or will occur as a consequence of it entering into this agreement and creating the security hereunder;

(j)	the Debtor is the sole legal and beneficial owner of and has good title to the Collateral subject only to the rights granted in favour of the Bank by this agreement;

(k)
the Collateral is not subject to any options, warrants, pre-emption or similar rights and free from all Encumbrances and rights of set-off other than those created by this agreement in favour of the Bank and all the Securities are validly issued and fully paid;

(l)	the Debtor has not granted any power of attorney in respect of the exercise of any rights or powers in connection with the Collateral, other than to the Custodian and/or the Bank;

(m)
there are no terms or conditions of the Custodian Agreement or any mandate applicable to the Cash Account which would prevent any security interest being taken over the Collateral in the manner contemplated by this agreement;

(n)	the choice of the law of Jersey as the governing law of this agreement will be recognised and enforced in its jurisdiction of incorporation; and

(o)	any judgment obtained in Jersey in relation to this agreement will be recognised and enforced in its jurisdiction of incorporation.

5.2	The representations and warranties in clause 5.1 are given on the date hereof and repeated on each day of the Security Period.

6           Covenants

6.1	The Debtor covenants and undertakes to the Bank that:

(a)
it shall procure that (i) all of the assets forming part of the Custody Assets shall, subject to the terms of the CSD, at all times be held in safe custody in the Custody Account by the Custodian under the terms of the Custodian Agreement, and (ii) such assets will not be commingled with any other assets of the Custodian;

(b)	it shall not, save with the prior written consent of the Bank, use or seek to use the Custody Assets for any purpose other than as permitted by the Finance Documents;

(c)
subject to the provisions of the Finance Documents permitting the Debtor to receive certain distributions, it shall procure that the proceeds of sale of any part of the Securities and any dividend, interest or other income or other asset derived from the Securities shall be held on trust for the Bank and shall be deposited or transferred to the Custodian so as to form part of the Custody Assets;

(d)
promptly upon receipt of any report, accounts, circular, offer or notice received by the Debtor in respect of, or which may affect, the Collateral, it shall deliver a copy to the Bank with notice that it relates to this agreement;

(e)	it shall not, save with the prior written consent of the Bank or except as permitted by the Finance Documents:

(i)
in any way, except as set out in this agreement, sell or otherwise dispose of or create any Encumbrance over the Collateral, the Custody Assets or any part thereof or agree to any extent to sell, dispose of or encumber the Collateral or any part thereof;

(ii)	negotiate, settle or waive any claim for loss, damage or other compensation affecting the Collateral, the Custody Assets or any part thereof;

(iii)	issue any instructions to the Custodian except as set out in this agreement in any respect in relation to the Collateral, Custody Assets or the Custodian Agreement; or

(iv)	terminate or amend or agree or permit any termination or amendment of the Custodian Agreement;

(f)
it shall notify the Bank of any Event of Default (and the steps, if any, being taken to remedy it) or of any other event which gives rise, or may reasonably be expected to give rise, to a claim on or under the Collateral, in each case, promptly upon becoming aware of its occurrence;

(g)	it shall do everything in its power to prevent any person other than the Bank from becoming entitled to claim any right over the Collateral or any part thereof;

(h)
immediately upon written request from the Bank, it shall deliver to the Bank, or to its order, such other documents as the Bank shall reasonably require from time to time to protect or maintain or as the Bank shall require from time to time to enforce any of the security interests created hereunder;

(i)
subject to the Finance Documents it will not do, or cause or permit to be done or omit to do, anything which may adversely affect or prejudice the rights title, security or interest that the Bank has in the Collateral; and

(j)
promptly comply with, observe and perform all the obligations assumed by it under the Custodian Agreement and not, without the prior written consent of the Bank, make or agree to any amendment, waiver, release or determination of the Custodian Agreement or permit any breach or default thereof to exist.

6.2	The covenants and undertakings given in clause 6.1 are continuing covenants and undertakings throughout the Security Period.

7	Lien

Without affecting, and in addition to, the grant of security interests and other rights hereunder, the Debtor hereby agrees that the Bank shall, for so long as any amount remains outstanding under or in respect of the Secured Obligations, have a lien over the Collateral.

8	Authority

8.1	The Debtor shall not be authorised to, and shall not, give instructions or exercise any rights in respect of the Collateral unless:

(a)	the Bank has given its prior written consent; or

(b)
it is otherwise permitted by this agreement or by the Finance Documents (including as if references to “Posted Collateral” were to “Collateral” as defined in this agreement) or by the terms of the notice and acknowledgement pursuant to clause 3.2, in which event and to that extent, prior to an Event of Default or any event which the giving of notice or the lapse of time or both would constitute an Event of Default, the Debtor is so expressly authorised.

8.2
Without prejudice to the security interest created by this agreement, the Bank authorises the Custodian by way of a notice materially in the form set out in Schedule 1, until the earlier of the occurrence of an Event of Default or any event which the giving of notice or the lapse of time or both would constitute an Event of Default, to pay or otherwise make over to the Debtor such distributions as are agreed to be paid under the Finance Documents, from such sums as are credited to the Cash Account.

8.3
Without prejudice to the security interest created by this agreement, the Bank grants to the Debtor, until the earlier of the occurrence of an Event of Default or any event which the giving of notice or the lapse of time or both would constitute an Event of Default, the right to direct the Custodian to exercise, or grant proxies to exercise, any voting rights attached to the Securities.

9	Events of Default

There shall be an Event of Default if:

(a)	a “Relevant Event” as defined in the CSD occurs, as if each such “Relevant Event” were set out in full herein; or

(b)
the Debtor takes any action or any legal proceedings are started or other steps are taken for the Debtor or its property to be adjudicated or found en désastre, or the Debtor otherwise becomes “bankrupt” within the meaning of Article 8 of the Interpretation (Jersey) Law 1954 or any event analogous to any of the foregoing occurs in any jurisdiction.

10	Enforcement by the Bank

10.1
If an Event of Default has occurred, the power of sale under the Law shall be exercisable in respect of the Collateral without any requirement to obtain any order of the Courts of Jersey immediately upon the Bank serving on the Debtor a notice specifying the particular Event of Default complained of provided that, if the Event of Default complained of is capable of remedy, such power of sale shall only be exercisable if the Debtor has failed to remedy such Event of Default within 14 days following receipt of such notice by the Debtor (and time shall be of the essence in establishing whether an Event of Default is capable of remedy).

10.2
The power of sale under the Law may be exercised in such manner, at such time and intervals and for such consideration (whether payable immediately, by instalments or otherwise deferred) as the Bank shall in its absolute discretion determine, including by way of sale to an associate or nominee of the Bank, but subject always to the provisions of Article 8(6) of the Law.

10.3
For the purposes of this agreement, references to the exercise of the “power of sale” shall, subject to the Law, include any method or process by which value is given, allowed or credited by the Bank for the Collateral against the Secured Obligations.

10.4
The exercise by the Bank, pursuant to any Finance Document, of the Contract Rights or rights relating to the Custody Accounts or Custody Assets shall not of itself amount to an exercise of a power of sale for the purposes of the Law and the parties agree that subject to the Law, the Bank may exercise the Contract Rights as permitted by the Finance Documents as well as exercising the power of sale.

10.5
The Bank shall be entitled to appropriate any part of the Collateral which is money or otherwise referred to in Article 8(7) of the Law and to apply the same towards the Secured Obligations as if they were proceeds of sale.

10.6	To the extent permitted by the laws of Jersey, the Bank shall be under no liability to the Debtor:

(a)	to preserve or enhance the Collateral or its value;

(b)
for any loss arising out of the exercise or non-exercise of the power of sale or other realisation or appropriation of, or for any neglect or default (not being fraud, wilful misconduct or gross negligence) in connection with, the Collateral pursuant to this agreement; or

(c)
for any failure to apply and distribute the monies representing the proceeds of sale of the Collateral in accordance with the Law if the Bank applies and distributes such proceeds in good faith in accordance with the information expressly known to it, without further enquiry, at the time of such application and distribution.

10.7
The exercise by the Bank of any right or power of sale under this clause shall not constitute a waiver or release of, nor the exercise of, any other right or power of sale held by the Bank unless expressly stated.

11           Further Assurance and Power of Attorney

11.1
The Debtor agrees that it shall, at its own cost and at any time and from time to time, upon the written request of the Bank, promptly do any and all such acts and things and execute and deliver all such instruments and documents (including, without limitation, any replacement or supplemental security) as the Bank may reasonably consider necessary or desirable for creating, perfecting or maintaining the security contemplated hereunder, or as the Bank may consider necessary or desirable for enforcing the security contemplated hereunder, giving full effect to this agreement or for securing, protecting or exercising the rights of the Bank hereunder or under the Law.

11.2
In accordance with Article 5(2)(a) of the Powers of Attorney (Jersey) Law, 1995 (the “Powers of Attorney Law”), the Debtor hereby irrevocably appoints the Bank as the Debtor’s attorney (with full power of substitution in accordance with Article 8 of the Powers of Attorney Law) with authority in the name of and on behalf of the Debtor to sign, execute, seal, deliver, acknowledge, file, register and perfect any and all assurances, documents, instruments, agreements, certificates and consents whatsoever and to do any and all such acts and things in relation to any matters dealt with in this agreement which the Bank may deem reasonably necessary or desirable for creating, perfecting or maintaining the security contemplated hereunder, or as the Bank may consider necessary or desirable for enforcing the security contemplated hereunder, giving full effect to this agreement or for securing, protecting or exercising the rights of the Bank hereunder or under the Law, including without limitation:

(a)	completing, dating, executing and/or delivering any notices, authorisations or instructions in respect of the Collateral;

(b)	exercising any rights in respect of the Collateral; and

(c)	taking any action which the Debtor is required to take pursuant to this agreement.

11.3	The Debtor hereby covenants with the Bank to ratify and confirm any lawful exercise or purported exercise of the power of attorney referred to in this clause.

12           Security Continuing and Independent

12.1
The security created pursuant to this agreement shall take effect as a continuing security for the payment or performance of all or any part of the Secured Obligations and shall be independent of and in addition to and it shall not be prejudiced or be affected by and shall not affect or prejudice any other security now or hereafter held by the Bank in respect of the payment or performance of all or any part of the Secured Obligations.

12.2	The security, and the obligations and liabilities, created pursuant to this agreement shall not be in any way discharged, impaired or otherwise affected by:

(a)	any partial or intermediate payment or performance of the Secured Obligations;

(b)
any variation, extension, discharge, compromise, dealing with, exchange or renewal of any right or remedy which the Bank may now or hereafter have from or against any person in respect of any obligations of the Debtor under the Finance Documents or any other document or any other person;

(c)	any act or omission by the Bank in taking up, perfecting or enforcing any security, indemnity or guarantee from or against the Debtor or any other person;

(d)
any defect in, termination, amendment, variation, novation or supplement of or to any of the Finance Documents or to any document pursuant to which obligations are due by the Debtor or any other person to the Bank;

(e)	any grant of time, indulgence, waiver or concession given by the Bank to the Debtor or any other person;

(f)
any of the insolvency, bankruptcy, liquidation, administration, winding-up, incapacity, limitation, disability, the discharge by operation of law, and any change in the constitution, name and style of any party to any of the Finance Documents or any other person;

(g)
any release, invalidity, illegality, unenforceability, irregularity or frustration of any actual or purported obligation of the Debtor or any other person in respect of any of the Finance Documents or any other document;

(h)	any claim or enforcement of payment from any of the other parties to the Finance Documents or any other person; or

(i)
any act or omission which would have discharged or affected the liability of the Debtor or by anything done or omitted by any person which but for this provision might operate to exonerate or discharge the Debtor or otherwise reduce or extinguish its liability under this agreement.

12.3
The Bank is not obliged, before exercising any of the rights, powers or remedies it may have pursuant to this agreement or by law, to make any demand of, or take action or file any claim or proof in respect of, any person other than the Debtor or to enforce any other security in respect of the Finance Documents.

12.4
If the Collateral or any part hereof is released from the security interests created hereunder in reliance upon a payment or other performance or discharge which is subsequently avoided, set aside or restored for any reason whatsoever (including, without limitation, in connection with the subsequent insolvency or bankruptcy of the Debtor), the obligations and liabilities of the Debtor under this agreement shall continue as if such release had not occurred.

13           Remedies and Waiver

13.1
No failure by the Bank to exercise, nor any delay by the Bank in exercising, any right or remedy hereunder shall operate as a waiver hereof nor shall any single or partial exercise prevent any further or other exercise thereof or the exercise of any other right or remedy.

13.2
The rights and remedies under or pursuant to this agreement, the security interests created hereunder, and any rights or other remedies provided by law (including the Law as it applies to the security created hereunder) are cumulative and not mutually exclusive and any of such rights and remedies may be, but need not be, exercised at the Bank’s discretion.

14           Fees, Costs and Expenses

14.1
The Debtor agrees to reimburse the Bank on demand for all reasonable fees (including legal fees), costs and expenses incurred by the Bank and/or its nominees in connection with or relating to the preservation of any of the Bank’s rights under this agreement or the exercise or purported exercise of any of the powers arising pursuant to this agreement.

14.2
The Debtor agrees to reimburse the Bank on demand for all fees (including legal fees), costs and expenses incurred by the Bank and/or its nominees in connection with or relating to the enforcement of any of the Bank’s rights under this agreement or the exercise or purported exercise of any of the powers arising pursuant to this agreement.

14.3
All such fees, costs and expenses shall be reimbursed by the Debtor on a full indemnity basis with interest thereon at a rate of 3% per annum above the Bank’s base rate from time to time, payable from the date that the Bank and/or its nominees incurred such fees, costs and expenses to the date of reimbursement by the Debtor pursuant to this clause.

15	Suspense Account

Subject to the Law, monies received, recovered or realised by the Bank under this agreement may, at the discretion of the Bank, be credited to a separate or suspense account for so long as the Bank may think fit without any intermediate obligation on the part of the Bank to apply the same in or towards payment and discharge of the Secured Obligations.

16	Illegality

If at any time one or more of the provisions of this agreement becomes invalid, illegal or unenforceable in any respect, that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions of this agreement shall not be affected or impaired in any way.

17	Amalgamation and Consolidation

The rights and benefits of the Bank under this agreement shall remain valid and binding for all purposes notwithstanding any change, amalgamation, consolidation or otherwise which may be made in the constitution of the Bank and shall be available to such entity as shall carry on the business of the Bank for the time being.

18	Conversion of Currency

All monies received or held by the Bank subject to this agreement may at any time, before as well as after the occurrence of an Event of Default, be converted into such other currency as the Bank considers necessary or desirable to satisfy the Secured Obligations in that other currency at the then prevailing spot rate of exchange of the Bank (as conclusively determined by the Bank) for purchasing that other currency with the original currency.

19	Amendment and Waiver

No variation, amendment or waiver of this agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

20	Assignment

20.1
The Bank may grant a participation in or make an assignment or transfer or otherwise dispose of, the whole or any part of its rights and benefits under this agreement all as permitted under the Finance Documents. For the purpose of any such participation, assignment, transfer or disposal, the Bank may disclose information about the Debtor and the financial condition of the Debtor as may have been made available to the Bank by the Debtor or which is otherwise publicly available. Provided that no such participation, assignment, transfer or disposition shall result in the obligations of the Debtor being greater than they would have been in the absence of such participation, assignment, transfer or disposition.

20.2	The Debtor shall not assign or transfer all or any part of its rights, benefits and/or obligations under this agreement.

21           Notices

21.1
All notices with respect to this agreement shall be delivered by hand or sent by first class post to the address of the addressee as set out in this agreement or to such other address as the addressee may from time to time have notified for the purpose of this clause or to any other “proper address” as defined in the Law, or sent by facsimile transmission (“fax”) to the following numbers to the following addresses:

(a)	in the case of the Debtor, +1 284 494 2233 and +44 1534 602035; and

(b)	in the case of the Bank, to be advised.

21.2	Such notices shall be deemed to have been received:

(a)	if sent by first class prepaid post, two business days after posting;

(b)	if delivered by hand, on the day of delivery; and

(c)	if sent by fax, at the time of transmission provided that the sender shall receive a successful transmission report.

22	Counterparts

This agreement may be executed in any number of counterparts each of which shall be an original but which shall together constitute one and the same instrument.

23	Process Agent

The Debtor irrevocably appoints RBC Secretaries (CI) Limited of La Motte Chambers, La Motte Street, St Helier, Jersey JE1 1BJ as its agent to accept service of process in Jersey of any legal action or Proceedings (as defined below), service upon who shall be deemed completed whether or not forwarded to or received by the Debtor. If such process agent ceases to be able to act as such or to have an address in Jersey, the Debtor irrevocably agrees to appoint a new process agent in Jersey acceptable to the Bank and to deliver to the Bank within 14 days a copy of a written acceptance of appointment by the process agent. Nothing in this agreement shall affect the right to serve process in any other manner permitted by law.

24	Governing Law and Jurisdiction

24.1
This agreement shall be governed by and construed in accordance with the laws of Jersey and the parties hereby irrevocably agree that the courts of Jersey are to have jurisdiction to settle any disputes which arise out of or in connection with this agreement and that accordingly any suit, action or proceeding arising out of or in connection with this agreement (in this clause referred to as “Proceedings”) may be brought in such court.

24.2
Nothing contained in this clause shall limit the right of the Bank to take Proceedings against the Debtor in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdiction preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

24.3
The Debtor irrevocably waives (and irrevocably agrees not to raise) any objection which it may have now or hereafter to the taking of any Proceedings in any such court as referred to in this clause and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceedings brought in any such court as is referred to in this clause shall be conclusive and binding upon the Debtor and may be enforced in the court of any other jurisdiction.

THE PARTIES have duly executed this agreement on the date set out at the beginning of this agreement.

SCHEDULE 1

Notice and acknowledgement

NOTICE AND ACKNOWLEDGEMENT

To:	Deutsche Bank International Limited (the “Custodian”)
St Paul’s Gate
New Street
St Helier
Jersey JE4 8ZB

From:	Virgin Entertainment Investment Holdings Limited (the “Debtor”)
Craigmuir Chambers
PO Box 71
Road Town
Tortola
British Virgin Islands

And:	Credit Suisse International (the “Bank”)
One Cabot Square
London E14 4QJ
United Kingdom.

Date: [●]

1
In this document, capitalised words and expressions shall have the same respective meanings given to them in the security interest agreement dated 9 September 2009 made between the Debtor and the Bank a copy of which is set out in the Annex, attached hereto (the “Security Interest Agreement”), except where the context otherwise requires or as defined below.

2
The Bank and the Debtor hereby give the Custodian notice that, pursuant to the Security Interest Agreement, the Debtor has assigned, transferred and/or otherwise made over to the Bank all right, title, interest and benefit, present and future in and to the Collateral, and the Custodian hereby acknowledges such notice.

3
Accordingly pursuant to the Security Interest Agreement, notwithstanding any provision of the Custodian Agreement or any other agreement between the Custodian and the Debtor, unless notified by the Bank to the contrary or as expressly permitted by the terms of the Security Interest Agreement, the Custodian acknowledges that all Contract Rights shall hence forth be solely exercised by, or at the direction of the Bank.

4
Without prejudice to the generality to the foregoing, it is expressly agreed and acknowledged that upon receipt by the Custodian of a notice from the Bank requesting a transfer of a certain number of the Securities to a securities account of the Bank pursuant to its Right of Use (as defined in the Credit Support Deed (“CSD”), the Custodian shall: (i) deliver the requested number of Securities from the

Custody Account to the securities account specified by the Bank, and (ii) notify the Debtor of such delivery.

5
Without prejudice to the assignment of the Collateral and the security interest created thereby until receipt by the Custodian of a notice from the Bank that either an Event of Default has occurred or there is any event which the giving of notice or the lapse of time or both would constitute an Event of Default:

(a)
the Custodian shall be authorised to exercise, cause to be exercised or shall grant proxies to exercise voting rights in respect of the Securities, as may be directed by the Debtor provided always that the Custodian shall notify the Bank of any circumstances when such votes may be exercised and shall forward to the Bank any notices issued in respect of the Securities; and

(b)
the Custodian is authorised to pay or otherwise make over to the Debtor such distributions as are agreed to be paid pursuant to the Finance Documents, from such sums as are credited to the Cash Account as directed by the Bank.

6
Without prejudice to the assignment of the Collateral and the security interest created thereby, it is expressly agreed and acknowledged that, where securities equivalent to the Securities borrowed by the Bank pursuant to its Right of Use are redelivered by the Bank to the Custodian pursuant to the CSD, the Custodian shall transfer those returned securities to the Custody Account provided that the Bank confirms to the Custodian the account number of the Custody Account.

For the avoidance of doubt, upon their transfer to the Custody Account, such returned securities shall comprise of the Securities which are Custody Assets for the purposes of the Security Interest Agreement.

7
The Bank and the Debtor irrevocably and unconditionally authorise and instruct the Custodian (notwithstanding any previous instructions of any kind which the Debtor may have given to the Custodian) and the Custodian agrees to disclose to the Bank and/or the Debtor such information relating to the Custodian Agreement and/or the Custody Assets as the Bank and/or the Debtor may from time to time require.

8	The Custodian hereby represents and irrevocably undertakes and agrees with the Bank as follows:

(a)
to send: (i) duplicate copies of any and all statements and other confirmations concerning the Collateral; and (ii) any other appropriate correspondence relating to the Collateral, directly to the Bank; and

(b)	that it will neither claim nor exercise any Encumbrance, lien, any rights of counter-claim, rights of set-off or any other equities which it may have against the Debtor and/or the Collateral.

9	The Custodian shall be entitled to rely upon:

(a)	any notice from the Bank (the “Notice”) which is received in accordance with this notice and shall have no duty or obligation to investigate or determine whether the Notice was validly issued; and

(b)
any instruction or request from the Bank in relation to the operation of the Custody Account or the Cash Account by the exercise of the Contract Rights pursuant to the Finance Documents or pursuant to this notice or the Security Interest Agreement, that the Custodian reasonably believes to be from the Bank and shall have no duty or obligation to investigate or determine whether the instruction or request was validly given.

10
To the extent that there are any terms or conditions of the Custodian Agreement which would prevent the security interests contemplated by the Security Interest Agreement taking effect over the Collateral, the Custodian hereby waives and disapplies such terms and conditions.

11	If there is any conflict between the terms of the Custodian Agreement and the terms of this notice, the terms of this notice shall prevail.

12
If the Bank incurs any liability in connection with the Custodian Agreement (including, without limitation, a liability to the Custodian for non payment) the Custodian agrees that it shall not pursue or take action against the Bank in relation thereto and the Debtor shall be solely liable therefor.

13	This notice may not be varied or revoked without the Bank’s prior written consent.

14
This notice may be executed in any number of counterparts and by each party on a separate counterpart each of which counterparts when so executed and delivered shall be an original but all such counterparts shall together constitute one and the same instrument.

15	This notice shall be governed by and construed in accordance with the laws of Jersey.

Please sign and forward to the Bank at [Address] the enclosed form of acknowledgement (for the attention of [Name]).

For and on behalf of
VIRGIN ENTERTAINMENT INVESTMENT HOLDINGS LIMITED

For and on behalf of
CREDIT SUISSE INTERNATIONAL

Agreed and acknowledged
DEUTSCHE BANK INTERNATIONAL LIMITED

ANNEX

Security Interest Agreement (Custodian Rights)

SIGNATORIES

Debtor

SIGNED for and on behalf of
VIRGIN ENTERTAINMENT
INVESTMENT HOLDINGS LIMITED
by:

Name:

Title:

Bank

SIGNED for and on behalf of
CREDIT SUISSE INTERNATIONAL
by:

Name:

Title: